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                                                                 EXHIBIT 10.1(a)

                         PRODUCTION SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of the 18th day of June 2001 by and between FILM ROMAN, INC, a California corporation, 12020 Chandler Street, North Hollywood, California 91607 ("Company") and PRODUCERS SALES ORGANIZATION, a California corporation, c/o Fairlea Ranch, P.O. Box 93603 ("Contractor").

     This Agreement is made with reference to the following:

     A. Contractor is a party to an agreement (the "Executive Engagement Agreement") with Film Roman, Inc., a Delaware corporation (Company's parent), dated December 9, 1999 pursuant to which Contractor furnished the services of John W. Hyde to render services in connection with restructuring of both companies, with the title of President and Chief Executive Officer of Company and its parent. Under the terms of that agreement, Mr. Hyde rendered services in connection with the restructuring of both companies and the securing of a strategic alliance and financing.

     B. Because the restructuring has been accomplished and because of Company's on-going business plan, Company now desires to employ Mr. Hyde as its President and Chief Executive Officer to render services as such pursuant to the terms of an Executive Employment Agreement that is being executed concurrently herewith.

     C. Mr. Hyde is currently an employee of Contractor, rendering services to Company in connection with the operation of Fairlea Ranch and in connection with intellectual properties owned or controlled by Contractor. Mr. Hyde also renders services as a trustee or in other consultative or financial capacities for financial transactions involving other parties. Mr. Hyde also renders services on an exclusive basis as a creator, producer/executive producer of television and motion picture productions in which Contractor has an interest and as executive in charge of a music library, and Contractor has exclusive rights to the use of Mr. Hyde's services and name and likeness for all such purposes.

     D. The parties now desire replace the Executive Engagement Agreement with this agreement and desire further to cause execution of the Executive Employment Agreement.

     Accordingly, the parties agree as follow:

     1. The Executive Engagement Agreement shall be and hereby is deemed assigned to Company and then terminated effective as of the date hereof except for the specific provisions thereof, which survive pursuant to this agreement.

     2. Contractor agrees to release Mr. Hyde from his exclusive employment relationship with Contractor so as to enable Mr. Hyde to enter into the Executive Employment Agreement and to render services thereunder on a first priority basis, as set forth therein.

     3. Additionally, in consideration for the payments specified below, Contractor hereby agrees to furnish the services (herein "PSO-furnished services") of Mr. Hyde and possibly other employees of Contractor (as and if requested by Company) during the Term (defined below) to
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     (i) develop PSO Properties (defined below) that Company may designate for its consideration under paragraph 8 below and/or other properties that Company may specify;

     (ii) render services on any production that Company may designate as either producer or executive producer thereof, it being understood that no additional payments shall be required for the rendition of such services, but that Mr. Hyde shall receive appropriate screen credit and advertising credit indicating the functions performed by him, the style nature and placement of which shall be determined by Company in consultation with Contractor and any distributor, exhibitor or other buyer;

     (iii) permit the use of Mr. Hyde's name and likeness in connection with any of the foregoing activities.

     4. The term ("Term") of this agreement shall commence with commencement of the Executive Employment Agreement and shall run concurrently therewith up to a maximum of five (5) successive "contract years" each of fifty-two (52) consecutive weeks each, with the understanding that if that agreement is terminated for any reason by either Company or Mr. Hyde as therein provided or if Company fails to exercise its option thereunder with respect to the fourth and fifth contract years, then Company or Mr. Hyde, as the case may be, shall have the right to also terminate the Term of this agreement at the same time.

     5. Company shall pay Contractor the following sums for the PSO-furnished services:

     (a) Payments aggregating Two Hundred and Five ($205,000) Dollars per annum for the first contract year;

     (b) Payments aggregating Two Hundred and Forty-Five ($245,000) Dollars per annum for the second contract year;

     (c) Payments aggregating Two Hundred and Eighty-Five ($285,000) Dollars per annum for the third contract year;

     (d) If Company exercises its option for the fourth and fifth contract years under the Executive Employment Agreement, payments aggregating Three Hundred and Twenty-Five ($325,000) Dollars per annum for the fourth contract year and payments aggregating Three Hundred and Sixty-Five Thousand ($365,000) Dollars per annum for the fifth contract year.

     It is understood that the payments specified above shall be prorated if this Agreement is terminated during any contract year except that if the Executive Employment Agreement is terminated by Company without cause or by Mr. Hyde under paragraphs 3.2 (d) or 3.2 (e) thereof, then termination of the Term hereof shall not effect a termination of Company's obligations to pay Contractor the balance of monies as and when due hereunder. Payments hereunder shall be made on a weekly basis or on such other regular basis as the parties may agree upon. If payments are suspended for any reason under the Executive Employment Agreement, payments hereunder shall likewise be suspended during the same period and the Term of this agreement shall be extended to the same extent that the Executive Employment Agreement is extended because of any such suspension

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     6.   Contractor shall bear any expenses incurred by Mr. Hyde or other employees of Contractor in rendering services hereunder other than expenses that the parties mutually agree in writing shall be borne by Company.

     7. Under the terms of the Executive Engagement Agreement, Contractor received stock options with respect to five hundred thousand (500, 000) shares of the stock of Company's parent. The terms relating to such options are contained in paragraph 7 of the Executive Engagement Agreement and the Non-Qualified Stock Option Agreements executed pursuant thereto. It is agreed that, notwithstanding the termination of the Executive Engagement Agreement, the provisions of paragraph 7 of the Executive Engagement Agreement and of the Non-Qualified Stock Option Agreements shall remain in full force and effect, it being understood that, for purposes thereof, this agreement shall be deemed a continuation of the relationship between the parties such that termination of the Executive Engagement Agreement does not constitute a termination under said Stock Option Agreements.

     8. (a) Contractor currently owns or controls certain audiovisual or other intellectual properties or rights in certain audiovisual or other intellectual properties, including any formerly owned by Mr. Hyde (all herein for convenience the "PSO Properties").

          (b) If at any time during the Term hereof contract period) Contractor should determine to make or permit others to make any use whatsoever of any PSO Property, Contractor shall promptly notify Company to such effect. Thereafter for a period of fifteen (15) days Contractor shall negotiate only with Company with respect to Company's acquiring such PSO Property or rights therein for use by Company. If during the fifteen (15) day "first negotiation" period Contractor and Company are unable to reach an agreement with respect to such PSO Property, then Contractor shall be free to enter into negotiations with other parties with respect to their acquiring such PSO Property, provided however that if Contractor proposes to enter into any agreement with any third party on terms equal to or more or less favorable than those last negotiated between Contractor and Company, Contractor shall first offer such terms to Company and Company shall have a "right of last refusal" for five (5) business days thereafter within which to accept or reject the same. Any offer made by Contractor hereunder shall be capable of being accepted solely by the payment of money, it being understood that such offers shall not be subject to conditions other than the payment of money that Company might not be able to meet due to the nature of the conditions. An offer which is changed in any way shall be deemed a new offer. It is understood that the first negotiation/last refusal procedure outlined above shall apply to each PSO Property now owned, created or hereafter acquired by Contractor and/or Mr. Hyde.

          (c) Notwithstanding anything above to the contrary it is understood that Mr. Hyde shall not render any services whatsoever in connection with the use of any PSO Property (which is not accepted by Company) during the Term if Company determines, in its discretion that such activity would be in conflict with Company; however Mr. Hyde and /or Contractor may receive credit in connection with any use of such PSO Property, subject to Company's prior reasonable approval; provided further that this restriction applies only to Mr. Hyde.

     9. Contractor acknowledges that Company, shall own all right, title and interest in and to the results of Contractor's or its employees services furnished to Company hereunder,

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including all material developed or conceived by Contractor within the scope of paragraph 3(i) above. Except for future negotiations contemplated under paragraph 8 relating to PSO Properties, Company shall have the right to use all such materials and the elements thereof and the programs or other productions in which the material is contained worldwide and in perpetuity, without limitation or restriction whatsoever, and Company may distribute, broadcast and otherwise exhibit, use and/or exploit, in whole or in part, worldwide, in perpetuity, the same in any manner and through any media, whether presently in existence or subsequently devised, as Company may elect. Contractor on its own behalf and its employees hereby waives the so-called "moral rights" of an author. Contractor agrees and acknowledges that for purposes of Section 201 of the United States Copyright Act and for ownership purposes, all materials and the results and proceeds of Contractor's and its employees' services shall be considered "works for hire" and Company shall have all ownership rights in the material and services of Contractor and its employees hereunder as the author thereof. Company shall have no obligation to use the product of Contractor's services.

     If for any reason any materials and /or the results and proceeds of Contractor's services hereunder are not considered works for hire which are owned by Company then Contractor shall, and does hereby, assign to Company, in perpetuity, all right (including but not limited to rights of copyright), title and interest in and to such materials and/or the results and proceeds of Contractor's services, without any restriction or reservation whatsoever.

     10. Contractor and Mr. Hyde each warrant that they have the right to enter into and fully perform this Agreement. Mr. Hyde further warrants that Mr. Hyde has an agreement with Contractor pursuant to the terms of which Mr. Hyde is engaged as an employee of Contractor.

     Contractor and Mr. Hyde agree that Mr. Hyde shall be considered for all purposes as an employee of Contractor. Contractor shall assume all obligations of employer; without limiting the foregoing Contractor shall assume all obligations to pay any and all taxes due with respect to payments made hereunder and all obligation to withhold taxes from any payments that may be made by Contractor to Mr. Hyde. Additionally, Contractor shall assume and pay the employer and the employee share (to the extent not paid by Mr. Hyde) of any payments required to be paid on account of FICA, SDI, SUI or any other fund. In the event of any contest or audit with respect to any payments made hereunder, Contractor shall assume and pay all expenses and/or liabilities incurred in connection with such audit.

     Contractor and Mr. Hyde shall defend, indemnify and hold Company free and harmless from and against any claim, demand, loss or liability arising out of any breach by its/him of any obligations outlined above.

     As an inducement to Company to enter into this agreement with Contractor, by execution below and by execution of the attached Inducement Letter, Mr. Hyde warrants and guarantees that Mr. Hyde will perform any obligations which are required of him under this agreement and will not do anything or take any action or fail to take any action which would cause Contractor to be in breach of its obligations to furnish Mr. Hyde's services under the Agreement. Mr. Hyde further warrants that in the event, for any reason, Contractor should be dissolved or otherwise unable to furnish Mr. Hyde's service, then Mr. Hyde shall contract

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directly with Company with respect to the furnishing of such services on the same terms and conditions as set forth herein.

     11. Any controversy or claim arising out of or relating to this agreement the breach thereof or the coverage of this arbitration provision shall be settled by arbitration pursuant to the provisions of Section 1280 et seq. of the California Code of Civil Procedure, or such substitute provisions therefor then in effect. Any arbitrators selected shall have experience in or knowledge of the business in which the parties are primarily engaged. Any such arbitration shall be conducted in Los Angeles, California before a single arbitrator or, if the parties are unable to agree upon a single arbitrator, then before three arbitrators, one selected by each party and the third (i.e. neutral) arbitrator to be selected by the other two arbitrators. If the parties or the arbitrator(s) appointed by the parties are unable to agree upon the selection of a neutral arbitrator then any party may at its election require that the neutral arbitrator shall be selected by the American Arbitration Association, Los Angeles, California. The arbitration of all issues including the determination of the amount of any damages suffered by any party hereto by reason of the acts or omissions of another shall be to the exclusion of any court of law (except for court actions permitted as provided below). The parties each acknowledge that they are giving up the right to a trial by jury or by the court. The arbitrator(s) shall have the full authority to award legal or equitable relief, such as but not limited to specific performance, as the arbitrator(s) deem appropriate. However, the arbitrator(s) shall not have authority or jurisdiction to award punitive damages, the same being waived. There shall be no discovery except as authorized by the arbitrator(s). The decision of the arbitrator or a majority of the arbitrators shall be final and binding on all parties and their respective heirs, executors, administrators, successors and assigns. Any action to secure judicial confirmation of the arbitration award may be brought in any state or federal court of competent jurisdiction. The prevailing party in any proceeding brought under this paragraph or in any proceeding brought to enforce an arbitration award hereunder shall be entitled to its costs and to its reasonable attorneys fees incurred in connection with the preparation and conduct of any such arbitration and/or any other proceeding hereunder. Arbitration hereunder shall not in any event (i) prevent any party from seeking and obtaining interim equitable relief including but not limited to prohibitory or mandatory injunctions, specific performance or extraordinary writs in any court of law or equity having jurisdiction nor (ii) prevent any party from enjoining any other party in any action brought by or against a third party with respect to the subject matter of the arbitration nor (iii) prevent any party from filing legal action hereunder to effectuate any attachment or garnishment, provided that such party stipulates in such action, at any other party's request, to arbitration on the merits of the case, nor (iv) prevent a party from filing legal action to compel arbitration under the arbitration provisions hereof.

     12. (a) Contractor and Mr. Hyde warrants that each is free to enter into this Agreement and will not do or permit any act which will interfere with or derogate from the full performance of Mr. Hyde's services or Company's exercise of the rights herein.

          (b) Contractor and Mr. Hyde shall hold Company, its licensees and assigns, and the directors, officers, employees and agents of the foregoing, harmless from all claims, liabilities, damages, costs and legal fees arising from any breach by Contractor or Mr. Hyde of any warranty or agreement made by Contractor and/or Mr. Hyde hereunder. Company will hold Contractor and Mr. Hyde harmless from all claims, liabilities, damages, costs and legal fees

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arising from the use of any material supplied to Contractor or Mr. Hyde by
Company and incorporated in a production at Company's discretion. The party receiving notice of any claim or action subject to indemnity hereunder shall promptly notify the other party. This indemnity shall survive any termination or expiration of this agreement.

     13. All notices required to be given hereunder shall be in writing and shall be delivered personally, electronically, or by express, certified or registered mail to the respective addresses of the parties hereto set forth elsewhere in this Agreement, or at such other addresses as may be designated by written notice. Delivery of any notice shall be deemed conclusively made (i) if personally delivered at the time of delivery, (ii) if delivered by transmittal over electronic or telephonic transmitting devices (such as telex or telecopy) to the addressee's telecopy or telex number, at the time of transmittal, provided that the party to whom the notice is delivered has a compatible device,
(iii) if delivered by any private overnight express mail service, twenty-four
(24) hours after deposit with such service (this period shall be seventy-two
(72) hours if addressed to or from a party outside the United States), (iv) if mailed, properly addressed and postage prepaid, three (3) business days from date of mailing (seven (7) business days if mailed to or from a country other than U.S.). A copy of any notice hereunder to Company shall also be given to the Law Offices of Dixon Q. Dern, P.C., 1901 Avenue of the Stars, Suite 400, Los Angeles, California 90067; a copy of any notice to Contractor shall also be given to Marilyn Barrett, Esq., Alschuler, Grossman, Stein & Kahan, 2049 Century Park East, 39th Floor, Los Angeles, CA 90067.

     14.  General Provisions:
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          (a) Waiver:  A waiver by either party of any of the terms or
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conditions of this agreement in any one instance shall not be construed to be a waiver of such term or condition for the future, or any subsequent breach thereof; all remedies, rights, undertakings, obligations and agreements contained in this agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

          (b) Construction:  This agreement shall be governed by and construed
              ------------
in accordance with the laws of the State of California applicable to contracts entered into and fully to be performed therein. In view of the fact that this agreement was in whole or in part negotiated and entered into in California, the parties consent to and agree to submit to the jurisdiction of the courts of the State of California (and/or the federal courts within California), and each party agrees that service of process may be effected by mail (certified or registered mail, return receipt requested), to or by personal service upon such party (or any officer of a corporate party) at such party's address as set forth in this agreement or such other address as such party may specify in writing.

          Wherever the context of this agreement requires it, each gender shall be deemed to embrace and include the others, and the singular shall be deemed to embrace and include the plural.

          (c) Severability of Provisions:  If any provision hereof as applied to
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either party or to any circumstance shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provisions hereof, the application of such provision in any other circumstances or the validity or enforceability hereof.

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          (d) Entire Understanding:  This agreement contains the entire
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understanding of the parties hereto relating to the subject matter herein contained and supersedes any and all prior negotiations, understanding and agreements between the parties (whether oral or in writing); this agreement cannot be changed, rescinded or terminated except by a writing signed by the Company.

          The parties had entered into an Executive Engagement Agreement dated January 31,2001 which was intended to replace the Executive Engagement Agreement; said agreement did not come into effect and the parties acknowledge that the same is of no force or effect, having been superceded by this agreement and the Executive Employment Agreement.

          (e) Successors and Assigns.  Except where expressly provided to the
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contrary, this agreement, and all provisions hereof, shall inure to the benefit of and be binding upon the parties hereto, their successors in interest, assigns, administrators, executors, heirs and devisees.

          (f) Paragraph Titles: The titles of the paragraphs of this agreement
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are for convenience only and shall not in any way affect the interpretation of any paragraphs of this agreement or of the agreement itself.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.


                              FILM ROMAN INC.
                              "Company"


                              By: /s/ Dixon Q. Dern
                                  ---------------------
                              Its:  Secretary


                              PRODUCERS SALES ORGANIZATION
                              "Contractor"

                              By:  /s/ John W. Hyde
                                   ----------------
                              Its:  ______________

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